Exhibit 10.11

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT is dated as of October 18, 2018 (this “Agreement”), by and between Orchard Rx Limited (which will re-named and re-registered as a public limited company prior to the IPO (as defined below) at which point the company will be named Orchard Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Glaxo Group Limited, a company incorporated under the laws of England (“GSK”), and is effective as of, and conditioned upon, the closing of the Company’s initial public offering (“IPO”) of American Depository Shares (“ADSs”), each ADS representing one ordinary share of the Company, on the Nasdaq Stock Market (the “Effective Date”).

WHEREAS, GSK, GlaxoSmithKline Intellectual Property Development Ltd. and Oxford Therapeutics (Europe) Limited (previously known as Orchard Therapeutics Limited and now a wholly-owned subsidiary of the Company as a result of a corporate reorganization effected in connection with the IPO) are party to that certain Asset Purchase and License Agreement, dated 11 April 2018 (the “APA”), pursuant to which GSK transferred to the Company its portfolio of approved and investigational rare disease gene therapies.

WHEREAS, in light of the foregoing, the parties now desire to set forth the terms of GSK’s right to designate a director nominee of the Company following the Company’s IPO.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.    Nomination of Director.

(a)    Effective as of the Effective Date and until the date on which one (1) MLD Royalty Product (as defined in the APA), in respect of which Orchard Therapeutics (Europe) Limited has obtained a marketing authorization or biologics license application and made the first bona fide commercial sale for which revenue has been recognized (the “Director Nomination Term”), as further described below, GSK shall have the right to nominate one (1) individual reasonably acceptable to the Company (the “Nominee”) to serve on the Board of Directors of the Company (the “Board”) as a Class III director.

Subject to Section 1(b), during the Director Nomination Term, the Board and all applicable committees and subcommittees thereof shall take all action necessary so that the Nominee shall stand for election by the Company’s shareholders (the “Shareholders”) at each annual general meeting of the Company at which Class III directors are required to stand for re-election (each, an “Annual Meeting”), it being understood that the next such Annual Meeting is scheduled for the year 2021. The Company agrees to (i) include the Nominee in any proxy statement or written consent prepared by the Company for each such Annual Meeting and recommend and solicit proxies for the election of the Nominee at each such Annual Meeting (and at every adjournment or postponement thereof), (ii) cause all ordinary shares represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of the Nominee, and (iii) otherwise support the Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(b)    As a condition to the nomination of the Nominee in accordance with this Section 1, the Nominee shall provide any information that the Company reasonably requires, including without limitation information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards and information in connection with assessing eligibility, independence or other criteria applicable to directors under applicable law, stock exchange rules or listing standards. If, at any time (including without limitation, prior to the Nominee’s election or re-election to the Board), the Board learns of a Disqualifying Event (as defined below), then the Board may, in its sole discretion, (i) not take any of the actions required by Section 1(a) above (and the Company shall have no obligations pursuant to Section 1(a) above), or (ii) if the Nominee is then serving on the Board, request that the Nominee resign from the Board and any committees thereof (a “Resignation Request”). Immediately following delivery of a Resignation Request to the Nominee, the Nominee shall take any and all actions to resign from the Board and any committees thereof which shall be effective immediately and in the absence of such resignation, the Board may remove the Nominee from the Board without the consent of the Nominee. A “Disqualifying Event” means any of the following: (x) conduct by the Nominee that is or would reasonably be expected to be materially harmful to the business, interests or reputation of the Company, it being understood that the Nominee’s commission of, being indicted or charged with, or making a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud shall be deemed materially harmful to the business of the Company; or (y) the Nominee’s material violation of any provision of any Company Policy (as defined below) or any agreement(s) between the Nominee and the Company (and/or any of its Affiliates (as defined below)). As used herein, “Affiliate” means, with respect to any specified person or entity, any other person or entity that directly, or indirectly, controls or is controlled by, or is under common control with, such person or entity.

(c)    GSK and the Company acknowledge that the Nominee, subject to and upon election to the Board, shall serve as a member of the Board and shall be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related-party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies, and corporate governance policies of the Company (each, a “Company Policy” and collectively, the “Company Policies”) as other directors (including, for the avoidance of doubt, such obligations as may be imposed by applicable law), and shall be required to preserve the confidentiality of, and not disclose, any non-public information of the Company or any of its subsidiaries, including discussions or matters considered in meetings of the Board or any committees or subcommittees thereof, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company. Notwithstanding the foregoing, no confidentiality policy or obligation shall preclude the Nominee from sharing information with GSK and its Affiliates, provided that GSK and its Affiliates shall maintain any such information as strictly confidential and shall not disclose any such information to any third party, and provided further that any such information shall be used by GSK and its Affiliates solely for purposes of evaluating, monitoring and managing GSK’s investment in the Company and for no other purpose.

(d)    As a condition to the Nominee’s election or re-election to the Board, as applicable, the Nominee shall agree to sign all documents required to be signed by members of the Board, consistent with past practices, including without limitation the Company’s Code of Business Conduct and Ethics and Insider Trading Policy.

(e)    Notwithstanding anything to the contrary herein, the Nominee may be excluded from access to any material or meeting or portion thereof if a majority of the directors (excluding the Nominee) of the Board reasonably determine in good faith that such exclusion is reasonably necessary in the event of a conflict of interest.

2.    Replacement of Director Designated by GSK. From and after the Effective Date and during the Director Nomination Term, in the event that any Nominee shall fail to be elected at an Annual Meeting, or shall cease to serve as a director for any reason, (i) the vacancy resulting therefrom shall be not be filled until GSK has designated a replacement and, (ii) the directors then in office will elect such designated replacement to fill the resulting vacancy as soon as practicable following GSK’s designation of a replacement.

3.    Change in Classification of the Board. Except as required by applicable law, stock exchange rules or listing standards, from and after the Effective Date and during the Director Nomination Term, in the event the Company takes any action to alter, remove or amend the classification of the Board into three groups of directors with staggered three-year terms, then the obligations set forth in Section 1 of this Agreement shall apply at any annual meeting or special meeting of the Company at which the director nominated by GSK (including without limitation directors in the same class as such director) shall be entitled to stand for re-election (and Section 1 of this Agreement shall be construed accordingly).

4.    Specific Performance. Each of GSK, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that GSK, on the one hand, and the Company, on the other hand (in either case, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 4 is not the exclusive remedy for any violation of this Agreement.

5.    Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.    Term and Termination; Withdrawal from Agreement; Survival. This Agreement will commence as of the Effective Date and shall remain in effect until the end of the Director Nomination Term, unless sooner terminated by mutual agreement or pursuant to the following sentence. GSK may at any time elect, by giving written notice of withdrawal to the Company, to terminate this Agreement. The confidentiality and non-use obligations set forth in Section 1(c) and Sections 4 through 11 shall survive the expiration or termination of this Agreement. All other rights and obligations will terminate upon the expiration or termination of this Agreement.

7.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by facsimile (with written confirmation of completed transmission), (c) on the third (3rd) business day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(i)    if to the Company, to:

Orchard Therapeutics plc

108 Cannon Street

London EC4N 6EU

United Kingdom

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Michael Bison

Facsimile No.: (617) 523-1231

(ii)    if to GSK, to:

Glaxo Group Limited

980 Great West Road

Brentford, Middlesex

TW8 9GS, England

with a copy (which shall not constitute notice) to:

King & Spalding International LLP

125 Old Broad Street

London

EC2N 1AR

Attn: Marcus Young

and

SVP BDTT, GSK Legal,

GSK House

980 Great West Road,

Brentford, Middlesex

TW8 9GS, England

Dispute Resolution.    The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

8.    Governing Law. The construction, validity and performance of this Agreement and all non-contractual obligations arising from or connected with this Agreement shall be governed by English law.

9.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

10.    Miscellaneous. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that GSK may assign its rights and delegate its obligations hereunder to assign its rights and delegate its obligations hereunder to an Affiliate as long as GSK remains ultimately liable for all of GSK’s obligations hereunder (or such GSK Affiliate executes a deed of adherence to this Agreement pursuant to which such Affiliate agrees to be bound by the terms hereof).

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IN WITNESS WHEREOF, this Director Nomination Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ORCHARD RX LIMITED

By:
Name: Title:

GSK: GLAXO GROUP LIMITED

By:
Name: Title: